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                                                                     EXHIBIT 5.1


                               September 29, 2000


Hasbro, Inc.
1027 Newport Avenue
Pawtucket, RI 02861

       Re: Registration Statement on Form S-3

Ladies and Gentlemen:

       In my capacity as Senior Vice President - Corporate Legal Affairs and Secretary of Hasbro, Inc., a Rhode Island corporation (the "Company"), I have examined the Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "1933 Act"), of 500,000 shares of the Company's common stock par value $.50 per share (the "Shares"), issuable pursuant to exercise of certain warrants (the "Warrants").

       The Registration Statement also covers rights (the "Rights") to purchase shares of the Company's Series C Junior Participating Preferred Stock, par value $2.50 per share, upon the occurrence of certain future events that would cause the Rights to become exercisable. These Rights will be issued with and initially attached to the Shares.

       I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction of the Restated Articles of Incorporation, as amended and the Restated By-laws of the Company, the resolutions of the Executive Committee of the Board of Directors of the Company and the agreements relating to the issuance of the Warrants and the issuance and registration of the Shares and the Rights.

       I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.


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       This opinion is being furnished in accordance with the requirements of
Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

       I am admitted to the Bar of the State of New York and the following opinion is limited to the laws of that State, the Rhode Island Business Corporation Act and the laws of the United States of America to the extent applicable hereto.

       Based upon such examination and upon such matters of fact and law as I deem relevant, I am of the opinion that:

              (i) The Shares have been duly authorized by all necessary corporate action on the part of the Company and when paid for, issued and delivered in accordance with the provisions of the Warrants, such Shares will be validly issued, fully paid and non-assessable.

              (ii) The Rights which will be issued with and attached to the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when the Shares are paid for, issued and delivered in accordance with the provisions of the Warrants, such Rights will be validly issued.

              I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, I do not thereby admit that I fall within the category of persons whose consent is required under Section 7 of the 1993 Act, the rules and regulations of the Securities and Exchange Commission adopted thereunder, or
Item 509 of Regulations S-K. My opinion is expressed as of its date and I disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes to applicable law.


                                                 Very truly yours,



                                                 /s/ Phillip H. Waldoks